Exhibit 12.1

                       Statement re: Computation of Ratios


                            MARVEL ENTERPRISES, INC.


      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS
                                   1993 - 1998
                                 (in thousands)



                                                                                           Nine Months Ended
                                                                                       --------------------------
                                                                                   Pro                         Pro
                                                                                  Forma                       Forma
                                  1993      1994      1995     1996      1997     1997     9/30/97  9/30/98  9/30/98
                                  ----      ----      ----     ----      ----     ----     -------  -------  -------

Fixed Charges and Preference
  Dividends:
Interest on Rent Expense               74       135       174      263       407    2,184       314      185    1,224
Interest Expense - Gross            1,231     1,862       498      123       821   46,121       559      783   38,212
Preferred Stock Dividends              --        --        42      105        71   13,591        71       --   10,140
                               --------------------------------------------------------------------------------------

Total Fixed Charges and
Preference Dividends                1,305     1,997       714      491     1,299   61,896       944      968   49,576
                               ======================================================================================

Earnings:
Pretax Income                       4,017    30,275    47,574   27,811   (49,650)(186,765)  (26,683)  (6,815)(63,926)
Fixed Charges and Preference
Dividends                           1,305     1,997       714      491     1,299   61,896       944      968   49,576
                               --------------------------------------------------------------------------------------
Total Earnings                      5,322    32,272    48,288   28,302   (48,351)(124,869)  (25,739)  (5,847) (14,350)
                               ======================================================================================

Ratio of Combined Fixed
Charges and Preference
Dividends to Earnings                4.08     16.16     67.63    57.64        --       --        --       --       --
                               ======================================================================================


For the purposes of the ratio of combined fixed charges and preference dividends to earnings, earnings were calculated by adding pretax income, interest expense and the portion of rents representative of an interest factor. Combined fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the periods in which earnings were insufficient to cover combined fixed charges, the dollar amount of coverage deficiency was $49,721, $200,356, $26,754, $6,815 and $74,066 for the twelve months ended December 31, 1997, the pro-forma twelve months ended December 31, 1997, the nine months ended September 30, 1997 and 1998 and the pro-forma nine months ended September 30, 1998, respectively.



781024.1